John Kinross-Kennedy, C.P.A.
17848 Skypark Circle, Suite C
Irvine, CA  92614-6401
(949) 955-2522.  Fax (949) 724-3817
JKinross@Zamucen.com

February 2, 2010

Securities and Exchange commission
450 Fifth Street, N.W.
Washington, D.C 20549
U.S.A.

Dear Ladies and Gentlemen:

I am the former independent auditor for Pinnacle Energy, Corporation (the “Company”).  I have read the Company’s current report on 8-K of this date and am in agreement with the disclosure in Item 4, in so far as it pertains to my firm.   I have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/  John Kinross-Kennedy

JOHN KINROSS-KENNEDY